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                               IRREVOCABLE PROXY

         Reference is hereby made to that certain Limited Waiver and Amendment, dated as of August 24, 2001, by and among Headway Corporate Resources, Inc., a Delaware corporation (the "Company"), the holders listed on the signature page thereof (the "Holders"), and State Street Bank and Trust Company, N.A., as trustee (the "Limited Waiver and Amendment"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Limited Waiver and Amendment.

         I, _______________, an officer and/or director of the Company, in accordance with the terms of the Limited Waiver and Amendment, hereby appoint the Secretary of the Company (as the designee of the Holders) as proxy and attorney-in-fact, with full power of substitution, to vote (or cause to be voted) as my proxy with respect to any and all shares of capital stock of the Company owned by me, directly or indirectly, beneficially or of record, in favor of (a) the reduction in the Conversion Price (as defined in the Certificate of Designations) pursuant to Section 2(c)(ii) of the Limited Waiver and Amendment and (b) the increase in the authorized number of shares of Common Stock referred to in Section 2(c) of the Limited Waiver and Amendment. This irrevocable proxy shall be effective until such time as the Common Stockholder Approval is obtained, provided that in no event shall the duration of this irrevocable proxy exceed the permissible limits of applicable law (the "Proxy Period").

         I agree to execute one or more additional irrevocable proxies in favor of the Secretary of the Company, or any other designee of the Holders, or to provide such other voting directions, as may be necessary to accomplish the purposes hereof.

         The Holders are intended beneficiaries of this irrevocable proxy and are entitled to enforce the provisions hereof.

         THE APPOINTMENT OF THE SECRETARY OF THE COMPANY (AS THE DESIGNEE OF THE HOLDERS) AS PROXY IS COUPLED WITH AN INTEREST AND AS SUCH SHALL BE IRREVOCABLE FOR THE ENTIRE PROXY PERIOD.

Date: September __, 2001


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                                                     [INSERT NAME]